Exhibit 99.1

NEWS RELEASE
Contacts:	Union Drilling, Inc.
Christopher D. Strong, CEO
A.J. Verdecchia, CFO
817-735-8793
DRG&E
Ken Dennard / Ben Burnham
713-529-6600

UNION DRILLING REPORTS

2009 FIRST QUARTER RESULTS

FORT WORTH, TX – April 30, 2009 – Union Drilling, Inc. (NASDAQ: UDRL) announced today financial and operating results for the three months ended March 31, 2009.

Revenues for the first quarter of 2009 were $54.3 million compared to $64.1 million in the first quarter of 2008. Union Drilling reported a net loss of $271,000 for the quarter, or $0.01 per share, compared to net income of $2.1 million, or $0.10 per diluted share, during the first quarter of 2008. First quarter 2009 results include a non-cash charge for the impairment of one drilling rig totaling $1.3 million, or $0.06 per share.

EBITDA for the first quarter of 2009 totaled $11.9 million compared to $14.1 million reported in the same period last year. The Company’s calculation of EBITDA excludes the non-cash impairment charge. For additional information regarding EBITDA as a non-GAAP financial measure, please refer to the disclosures contained at the end of this release.

As previously announced, the Company repurchased approximately 300,000 shares of its common stock at the beginning of the quarter to conclude its two million share repurchase authorization. Share repurchase expenditures during the first quarter totaled $1.6 million.

Christopher D. Strong, Union Drilling’s President and Chief Executive Officer, commented, “The drilling industry started the new year poorly and grew progressively worse throughout the first quarter. We’ve aggressively cut costs in an effort to keep pace with declining revenues. As a result, we maintained a steady EBITDA margin compared to the first quarter of 2008 despite a 15% decrease in revenues.

“We expect results early in the second quarter to be a near-term bottom for Union Drilling. May and June will benefit from the contribution of our new rigs as well as a firming of utilization and earnings in Appalachia as the weather improves. We are in a solid financial position and do not expect to experience any liquidity problems, even if industry conditions do not improve until early 2010. The balance on our revolving credit facility has not exceeded $50 million and the final payments on new rigs are behind us.”

Operating Statistics

Union Drilling’s average marketed rig utilization for the first quarter was 47.6%, down from 57.1% in the same period last year. Revenue days totaled 3,039 compared to 3,691 for the first quarter of 2008. Average revenue per revenue day was $17,867 for the first quarter of 2009 compared to $17,361 last year. Operating expenses for the quarter totaled $34.8 million, or $11,440 per revenue day, compared to $43.3 million, or $11,736 per day, in the same period in 2008. Drilling margins totaled $19.5 million, or 36% of revenues, for the first quarter of 2009 versus $20.8 million, or 32% of revenues, in the first quarter of 2008. Average drilling margin per revenue day during the first quarter totaled $6,427 in 2009 versus $5,625 in the prior year period, an increase of 14%. For additional information regarding drilling margin as a non-GAAP financial measure, please refer to the disclosures contained at the end of this release.

Conference Call

Union Drilling’s management team will be holding a conference call on Friday, May 1, 2009, at 10:00 a.m. Eastern time. To participate in the call, dial (303) 262-2143 ten minutes before the conference call begins and ask for the Union Drilling conference call. To listen to the live call on the Internet, please visit Union Drilling’s website fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a telephonic replay will be available through May 8, 2009 and may be accessed by calling (303) 590-3000 and using the pass code 11130370#. Also, an archive of the webcast will be available after the call for a period of 60 days on the “Investor Relations” section of the Company’s website at www.uniondrilling.com.

About Union Drilling

Union Drilling, Inc., headquartered in Fort Worth, Texas, provides contract land drilling services and equipment, primarily to natural gas producers, in the United States. Union Drilling currently owns and markets 71 rigs and specializes in unconventional drilling techniques.

UDRL-E

This press release contains various forward-looking statements and information that are based on management’s belief as well as assumptions made by and information currently available to management. Forward-looking information includes statements regarding the Company’s anticipated growth, demand from the Company’s customers, capital spending by oil and gas companies and the Company’s expectations regarding its new rigs and the U. S. land drilling sector. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions and industry trends; the continued strength or weakness of the contract land drilling industry in the geographic areas where the Company operates; decisions about onshore exploration and development projects to be made by oil and gas companies; the highly competitive nature of the contract land drilling business; the Company’s future financial performance, including availability, terms and deployment of capital; the continued availability of qualified personnel; and changes in governmental regulations, including those relating to workplace safety and the environment. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in the Company’s public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K.

Union Drilling, Inc.

Statements of Income

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2009	2008
Revenues
Total revenues	$54,297	$64,078

Cost and expenses
Operating expenses	34,766	43,317
Depreciation and amortization	11,134	10,582
Impairment charge	1,300	—
General and administrative	7,734	6,794

Total cost and expenses	54,934	60,693

Operating (loss) income	(637)	3,385

Interest expense	(78)	(209)
Gain on disposal of assets	99	117
Other income	24	33

(Loss) income before income taxes	(592)	3,326

Income tax (benefit) expense	(321)	1,180

Net (loss) income	$(271)	$2,146

(Loss) earnings per common share:
Basic	$(0.01)	$0.10

Diluted	$(0.01)	$0.10

Weighted-average common shares outstanding:
Basic	20,077,815	21,974,884

Diluted	20,077,815	22,106,851

Union Drilling, Inc.

Operating Statistics

(in thousands, except day and per day data)

	Three Months Ended March 31,
	2009	2008
Revenues	$54,297	$64,078
Operating expenses	$34,766	$43,317
Drilling margins	$19,531	$20,761

Revenue days	3,039	3,691
Marketed rig utilization	47.6%	57.1%

Revenue per revenue day	$17,867	$17,361
Operating expenses per revenue day	$11,440	$11,736
Drilling margin per revenue day	$6,427	$5,625

Union Drilling, Inc.

Balance Sheets

(in thousands, except share and per share data)

	March 31, 2009	December 31, 2008
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$363	$406
Accounts receivable (net of allowance for doubtful accounts of $2,661 and $1,495 at March 31, 2009 and December 31, 2008, respectively)	28,059	44,712
Inventories	1,731	1,536
Prepaid expenses, deposits and other receivables	11,672	11,617
Deferred taxes	394	406

Total current assets	42,219	58,677
Intangible assets (net of accumulated amortization of $440 and $412 at March 31, 2009 and December 31, 2008, respectively)	1,760	1,788
Property, buildings and equipment (net of accumulated depreciation of $156,860 and $145,315 at March 31, 2009 and December 31, 2008, respectively)	281,124	275,757
Other assets	337	383

Total assets	$325,440	$336,605

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$11,213	$25,361
Current portion of notes payable for equipment	2,709	3,126
Current portion of customer advances	477	484
Accrued expense and other liabilities	9,758	9,127

Total current liabilities	24,157	38,098
Revolving credit facility	46,525	42,645
Long-term notes payable for equipment	1,527	1,974
Deferred taxes	49,632	48,633
Customer advances and other long-term liabilities	58	542

Total liabilities	121,899	131,892

Stockholders’ equity:
Common stock, par value $.01 per share; 75,000,000 shares authorized; 22,123,103 shares and 22,024,381 shares issued at March 31, 2009 and December 31, 2008, respectively	221	220
Additional paid in capital	144,774	141,113
Retained earnings	69,009	69,280
Treasury stock; 2,000,000 shares and 1,714,818 shares at March 31, 2009 and December 31, 2008, respectively	(10,463)	(8,900)

Total stockholders’ equity	203,541	201,713

Total liabilities and stockholders’ equity	$325,440	$333,605

EBITDA is earnings before net interest, income taxes, depreciation and amortization and non-cash impairment. The Company believes EBITDA is a useful measure of evaluating its financial performance because it is used by external users, such as investors, commercial banks, research analysts and others, to assess: (1) the financial performance of Union Drilling’s assets without regard to financing methods, capital structure or historical cost basis, (2) the ability of Union Drilling’s assets to generate cash sufficient to pay interest costs and support its indebtedness, and (3) Union Drilling’s operating performance and return on capital as compared to those of other entities in our industry, without regard to financing or capital structure. EBITDA is not a measure of financial performance under generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net earnings is included below. EBITDA as presented may not be comparable to other similarly titled measures reported by other companies.

Union Drilling, Inc.

(in thousands)

	Three Months Ended March 31,
	2009	2008
Calculation of EBITDA:
Net (loss) income	$(271)	$2,146
Impairment charge	1,300	—

Net income excluding impairment charge	1,029	2,146
Interest expense	78	209
Income tax (benefit) expense	(321)	1,180
Depreciation and amortization	11,134	10,582

EBITDA	$11,920	$14,117

Drilling margin represents contract drilling revenues less contract drilling costs. Union Drilling believes that drilling margin is a useful measure for evaluating its financial performance, although it is not a measure of financial performance under generally accepted accounting principles. However, drilling margin is a common measure of operating performance used by investors, financial analysts, rating agencies and Union Drilling’s management. A reconciliation of drilling margin to operating income is included below. Drilling margin as presented may not be comparable to other similarly titled measures reported by other companies.

Union Drilling, Inc.

(in thousands, except day and per day data)

	Three Months Ended March 31,
	2009	2008
Calculation of drilling margin:
Operating (loss) income	$(637)	$3,385
Depreciation and amortization	11,134	10,582
Impairment charge	1,300	—
General and administrative	7,734	6,794

Drilling margin	$19,531	$20,761

Revenue days	3,039	3,691

Drilling margin per revenue day	$6,427	$5,625